The Procter & Gamble Company
NEWS RELEASE                                        One P&G Plaza
------------                                        Cincinnati, OH 45202


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

      P&G DELIVERS DOUBLE-DIGIT EARNINGS GROWTH ON STRONG TOP LINE RESULTS
      --------------------------------------------------------------------

         Third Quarter Sales up 22 percent, Organic Volume up 12 percent
         ---------------------------------------------------------------

         CINCINNATI, Apr. 30, 2004 - The Procter & Gamble Company (NYSE:PG) announced sales and earnings growth above long-term targets. Double-digit top line results were driven by strong organic volume growth across all business segments. The company delivered earnings per share of $1.09 - a 14 percent increase compared to prior year core earnings per share.

Executive Summary
-----------------

o Unit volume grew 20 percent. Organic volume, excluding acquisitions and divestitures, increased 12 percent. All global businesses, every region and 19 of the company's top 20 brands, grew volume.

o Net sales increased 22 percent including five percent from favorable foreign exchange. Organic sales, which exclude acquisitions, divestitures and foreign exchange impacts from year-over-year comparisons, increased nine percent.

o Net earnings increased 20 percent to $1.53 billion due to strong volume and continued gross margin improvement, which funded increased marketing investments.

o Diluted net earnings per share increased 20 percent to $1.09. Compared to core diluted net earnings per share in the base period, which exclude restructuring program charges, EPS increased 14 percent.

         "We're continuing to deliver sales and earnings growth above our long-term targets," said Chairman of the Board, President and Chief Executive A.
G. Lafley. "These strong results demonstrate the sustainability of our strategies and reflect the power of our brands, innovation program and go-to-market capability."

Quarterly Discussion
--------------------

         Unit volume increased 20 percent behind double-digit growth in beauty care, health care and developing markets. Organic volume increased 12 percent, which excludes the impact of acquisitions and divestitures from year-over-year comparisons.

         Net sales increased 22 percent to $13.03 billion. Net sales growth includes a positive foreign exchange impact of five percent driven primarily by continued strength of the Euro, British pound and Canadian dollar. Sales were reduced by three percent by the combination of mix and pricing. Mix was primarily the result of strong developing market growth. Organic sales increased nine percent, well above the company's long-term target. Sales growth reflects progress on key brands and countries, with 19 of the company's top 20 brands and every one of the top 16 countries delivering year-to-year growth.

         Net earnings increased 20 percent to $1.53 billion. Earnings growth was primarily driven by volume, restructuring program charges of $66 million after tax in the base period and gross margin expansion. This was partially offset by marketing investments to support base business growth and new initiatives, as well as current period charges for ongoing restructuring type activities to maintain a competitive cost structure. Net earnings increased 14 percent when compared to core net earnings (excluding restructuring program charges) in the base period.

         Diluted net earnings per share increased 20 percent to $1.09. When compared to prior year core results, diluted net earnings per share increased 14 percent. As expected, the acquisition of Wella AG was slightly dilutive on the quarter.

Key Financial Highlights
------------------------

o Gross margin expanded 150 basis points, with 40 basis points of the improvement ($46MM before tax) related to restructuring program charges in the prior period. The remaining 110 basis points of gross margin expansion were predominately driven by the scale benefit of volume. Cost reduction programs and the addition of Wella also contributed to margin expansion. These items were partially offset by the impacts of pricing, higher commodity costs and charges for ongoing activities to maintain a competitive cost structure in the current year.

o Marketing, research, administrative and other costs (MRA&O) as a percentage of net sales increased 220 basis points. The prior year period includes $41 million before tax of restructuring program expenses. Excluding the impact of these charges, MRA&O as a percentage of net sales increased 260 basis points. The majority of the basis point increase was due to the Wella acquisition, reflecting the higher ratio of MRA&O expenses to sales than the base business. The remaining increase reflects marketing investments to sustain growth on the base business and a robust stream of initiatives.

o The company's operating cash flow for the quarter was $2.98 billion, an increase of 23 percent versus the comparable base period. The improvement in operating cash flow was driven by higher earnings and an improvement in working capital. Capital spending in the quarter was four percent of sales, slightly above base period spending but in-line with the company's long term target. Free cash flow for the first nine months of the fiscal year was $5.61 billion. Free cash flow productivity was 110 percent, well above the company's long term target of 90 percent. Free cash flow is defined as operating cash flow less capital spending.

Business Segment Discussion
---------------------------

         The following provides perspective on the company's January - March results by business segment.


o The fabric and home care business delivered another quarter of excellent results. Unit volume was up 12 percent behind strong growth on established brands such as Tide(R), Ariel(R) and Gain(R) and the continued success of initiatives including Mr. Clean Magic Eraser(R), Mr. Clean AutoDry(R), Swiffer Duster(R), Gain Fabric Enhancer(R), and the expansion of Lenor(R) in Japan. Net sales increased 17 percent to $3.58 billion. Sales growth includes a positive five percent foreign exchange impact. Net earnings increased 10 percent to $548 million. Earnings margin was impacted by the mix effect of strong developing market growth, marketing investments to support the base business and initiative activity, and startup costs behind manufacturing optimization.

o Beauty care delivered strong double-digit volume, sales and earnings growth for the quarter. Unit volume increased 41 percent. Excluding the impact of Wella, unit volume increased 13 percent. Hair care volume was strong, with growth in all regions and particular progress in the Head & Shoulders(R), Pantene(R), and Herbal Essences(R)brands. In feminine care, volume growth was driven by continued strength and expanded offerings on the Always(R)/Alldays(R)brands and Naturella(R)in Latin America. Olay(R) continued to deliver double-digit growth behind broad-based strength in existing markets and expansion in China. Net sales increased 48 percent to $4.47 billion, including a positive foreign exchange impact of six percent. Net earnings increased 28 percent to $593 million due to volume, partially offset by continued marketing investments to support the base businesses and initiatives. Earnings margin was impacted by higher marketing expenses as a percentage of sales for the Wella business. Key initiatives include the geographic expansion of Herbal Essences(R)and Head & Shoulders(R), as well as the continued leverage of the Lacoste Red(R)and Olay Regenerist(R)initiatives.

o Baby and family care delivered strong results for the quarter. Unit volume increased seven percent. Volume was driven by double-digit growth in the Pampers(R) and Bounty(R) brands. Net sales increased nine percent to $2.71 billion, including a positive foreign exchange impact of five percent. Sales were reduced by two percent from mix driven primarily by growth of diapers in developing markets and baby wipes. Promotional activity, primarily in North America Family Care to match higher levels of competitive spending, reduced sales by one percent. Net earnings grew 10 percent to $219 million. Earnings improved behind volume strength and cost savings, partly offset by pricing investments and higher commodity prices.

o Health care delivered another quarter of excellent volume, sales and earnings growth. Unit volume increased 19 percent driven by continued strength of pharmaceuticals, Prilosec OTC(R), oral care and developing markets. Net sales increased 20 percent to $1.72 billion including a positive four percent foreign exchange impact. Developing market growth in oral care and pipeline shipments for generic Macrobid(R) resulted in a negative three percent mix impact. Net earnings were $215 million, an increase of 46 percent. Volume, margin expansion due to product mix, manufacturing cost savings and lower overhead spending as a percentage of sales were the key drivers behind earnings growth versus the base period.

o Snacks and beverages delivered solid earnings growth. Unit volume increased two percent, with progress on Pringles(R) and Folgers(R). Net sales increased six percent to $800 million, including a positive foreign exchange impact of five percent. Pricing, primarily coffee promotional spending, impacted sales by three percent but was offset by positive mix. Net earnings were $55 million, an increase of 10 percent.

Fourth Quarter Guidance
-----------------------

         For the June quarter, organic volume growth is expected to be about 10% with broad-based volume strength across all business units and geographies. Foreign exchange is expected to increase sales by 3% to 4%, while the impact of acquisitions and divestitures is expected to increase sales by 7% to 8%. Mix and pricing are expected to reduce sales growth by -2% to -3%. Total sales are expected to grow in the high teens versus the base period. Organic sales, which exclude foreign exchange and the impact of acquisitions and divestitures, should again be above the company's long-term target.

         Operating margin is expected to decline -75 to -125 basis points versus prior year core operating margin, largely driven by the inclusion of Wella. On earnings per share, the company is comfortable with the current consensus estimate.

Forward-Looking Statements
--------------------------

         All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) successfully executing, managing and integrating key acquisitions (including the Domination and Profit Transfer Agreement with Wella) and completing planned divestitures (including the divestiture of the company's juice business), (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the success of the company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty, especially in the company's significant geographical markets, as well as any political and/or economic uncertainty due to terrorist activities; and (9) the ability to successfully manage increases in the prices of raw materials used to make the company's products. If the company's assumptions and estimates are incorrect or do not come to fruition, or if the company does not achieve all of these key factors, then the company's actual results might differ materially from the forward-looking statements made herein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
----------------------

         Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the largest and strongest portfolios of trusted, quality brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R) and Clairol Nice `n Easy(R). The P&G community consists of nearly 98,000 employees working in almost 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

                                      # # #

P&G Media Contact:
-----------------
In the US:  1-866-PROCTER or 1-866-776-2837
International:  +1-513-945-9087

P&G Investor Relations Contact:
------------------------------
Thomas Tippl - (513) 983-2414

                          The Procter & Gamble Company

Exhibit 1:  Non-GAAP Measures
-----------------------------

         In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

         All references to base period "core" financial measures (core net earnings, core net earnings per share, core gross margin, core MRA&O, core operating margin) in this news release are non-GAAP measures which exclude restructuring program charges from base period results. The attached income statement provides a reconciliation of the restructuring program charges in the base period to the most comparable GAAP measure.

         The restructuring program began in 1999 as part of the company's Organization 2005 initiative and was substantially completed at the end of fiscal year 2003. Restructuring program charges include separation related costs, asset write-downs, accelerated depreciation and other costs directly associated with the company's reorganization. Restructuring program charges are not included in business segment results, but instead are reported in corporate. The company believes investors gain additional perspective of underlying business trends and results by providing a measure of earnings, excluding restructuring program charges. This is consistent with the company's external reporting and internal management goal-setting, and is a factor used in determining at-risk compensation levels. A historical reconciliation of reported-to-core financials during the Organization 2005 initiative is available on the company's website at http://www.pg.com/investors.

         Going forward, the company will continue to conduct projects consistent with the focus of productivity improvement and margin expansion. Beginning with the current fiscal year, charges associated with these future projects will be absorbed in normal operating costs.

         Organic sales growth is a non-GAAP measure of reported sales growth excluding the impact of acquisitions and divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying results and trends of the base businesses by providing sales on a consistent basis. The reconciliation of reported sales growth to organic sales growth:


           January - March Total Sales Growth                    22%
                Less:  Foreign Exchange Impact                    5%
                Less:  Sales due to Acquisitions/Divestitures     8%
                                                                ----
           Organic Sales Growth                                   9%

         The company also reports free cash flow. Free cash flow is defined as operating cash flow less capital spending. The company views free cash flow as an important indicator of the cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate management and is a factor in determining at-risk compensation levels. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company's target for free cash flow productivity is 90 percent. The reconciliation of free cash flow and free cash flow productivity is provided below:

              Operating     Capital      Free         Net         Free Cash
($MM)         Cash Flow    Spending    Cash Flow    Earnings   Flow Productivity
--------------------------------------------------------------------------------
Jul - Sep'02    2,010         281        1,729       1,464            118%
Oct - Dec'02    2,316         335        1,981       1,494            133%
Jan - Mar'03    2,413         351        2,062       1,273            162%
--------------------------------------------------------------------------------
Jul - Mar'03    6,739         967        5,772       4,231            136%

Jul - Sep'03    1,606         364        1,242       1,761             71%
Oct - Dec'03    2,355         446        1,909       1,818            105%
Jan - Mar'04    2,978         521        2,457       1,528            161%
--------------------------------------------------------------------------------
Jul - Mar'04    6,939       1,331        5,608       5,107            110%

                             THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                             (Amounts in Millions Except Per Share Amounts)
                                   Consolidated Earnings Information

                                           -------------------------------------------------------------
                                                                    JFM QUARTER
                                           -------------------------------------------------------------
                                                                                      W/O Restructuring
                                                                                           Charges
                                               JFM 04       JFM 03       % CHG         JFM 03      % CHG
                                           ----------   ----------   ---------     ----------   --------
NET SALES                                    $ 13,029     $ 10,656        22 %       $ 10,656       22 %
 COST OF PRODUCTS SOLD                          6,394        5,394        19 %          5,348       20 %
                                           ----------   ----------                 ----------
GROSS MARGIN                                    6,635        5,262        26 %          5,308       25 %
 MARKETING, RESEARCH, ADMINISTRATIVE & OTHER    4,332        3,305        31 %          3,264       33 %
                                           ----------   ----------                 ----------
OPERATING INCOME                                2,303        1,957        18 %          2,044       13 %
 TOTAL INTEREST EXPENSE                           164          138                        138
 OTHER NON-OPERATING INCOME, NET                   67           37                         37
                                           ----------   ----------                 ----------
EARNINGS BEFORE INCOME TAXES                    2,206        1,856        19 %          1,943       14 %
 INCOME TAXES                                     678          583                        604

NET EARNINGS                                    1,528        1,273        20 %          1,339       14 %
                                           ==========   ==========                 ==========
EFFECTIVE TAX RATE                             30.7 %       31.4 %                     31.1 %


PER COMMON SHARE:
 BASIC NET EARNINGS                          $   1.16     $   0.96        21 %        $  1.01       15 %
 DILUTED NET EARNINGS                        $   1.09     $   0.91        20 %        $  0.96       14 %
 DIVIDENDS                                   $   0.46     $   0.41                    $  0.41
AVERAGE DILUTED SHARES OUTSTANDING            1,395.0      1,395.8                    1,395.8


                                                                        Basis Pt                   Basis Pt
COMPARISONS AS A % OF NET SALES                                            Chg                       Chg
-------------------------------
 COST OF PRODUCTS SOLD                         49.1 %       50.6 %                     50.2 %
 GROSS MARGIN                                  50.9 %       49.4 %         150         49.8 %        110
 MARKETING, RESEARCH, ADMINISTRATIVE & OTHER   33.2 %       31.0 %         220         30.6 %        260
 OPERATING MARGIN                              17.7 %       18.4 %         (70)        19.2 %       (150)
 EARNINGS BEFORE INCOME TAXES                  16.9 %       17.4 %         (50)        18.2 %       (130)
 NET EARNINGS                                  11.7 %       11.9 %         (20)        12.6 %        (90)

* The company's multi-year restructuring program was substantially complete at the end of FY 2003. Concurrent with the end of the program, the company will no longer separately report core results.


                                           -------------------------------------------------------------
                                                                        FYTD
                                           -------------------------------------------------------------
                                                                                     W/O Restructuring
                                                                                           Charges
                                            3/31/2004    3/31/2003       % CHG      3/31/2003      % CHG
                                           ----------   ----------   ---------     ----------    -------
NET SALES                                    $ 38,445     $ 32,457        18 %       $ 32,453       18 %
 COST OF PRODUCTS SOLD                         18,597       16,373        14 %         16,160       15 %
                                           ----------   ----------                 ----------
GROSS MARGIN                                   19,848       16,084        23 %         16,293       22 %
 MARKETING, RESEARCH, ADMINISTRATIVE & OTHER   12,160        9,700        25 %          9,539       27 %
                                           ----------   ----------                 ----------
OPERATING INCOME                                7,688        6,384        20 %          6,754       14 %
 TOTAL INTEREST EXPENSE                           454          425                        425
 OTHER NON-OPERATING INCOME, NET                  136          214                        214
                                           ----------   ----------                 ----------
EARNINGS BEFORE INCOME TAXES                    7,370        6,173        19 %          6,543       13 %
 INCOME TAXES                                   2,263        1,942                      2,035

NET EARNINGS                                    5,107        4,231        21 %          4,508       13 %
                                           ==========   ==========                 ==========
EFFECTIVE TAX RATE                             30.7 %       31.5 %                     31.1 %


PER COMMON SHARE:
 BASIC NET EARNINGS                          $   3.87     $  3.19        21 %        $  3.40        14 %
 DILUTED NET EARNINGS                        $   3.65     $  3.01        21 %        $  3.21        14 %
 DIVIDENDS                                   $   1.37     $  1.23                    $  1.23
AVERAGE DILUTED SHARES OUTSTANDING            1,398.1     1,401.9                    1,401.9



                                                                        Basis Pt                   Basis Pt
COMPARISONS AS A % OF NET SALES                                            Chg                       Chg
-------------------------------
 COST OF PRODUCTS SOLD                         48.4 %      50.4 %                     49.8 %
 GROSS MARGIN                                  51.6 %      49.6 %         200         50.2 %         140
 MARKETING, RESEARCH, ADMINISTRATIVE & OTHER   31.6 %      29.9 %         170         29.4 %         220
 OPERATING MARGIN                              20.0 %      19.7 %          30         20.8 %         (80)
 EARNINGS BEFORE INCOME TAXES                  19.2 %      19.0 %          20         20.2 %        (100)
 NET EARNINGS                                  13.3 %      13.0 %          30         13.9 %         (60)

* The company's multi-year restructuring program was substantially complete at the end of FY 2003. Concurrent with the end of the program, the company will no longer separately report core results.

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                              (Amounts in Millions)
                       Consolidated Cash Flows Information

                                                     --------------------------
                                                     Nine Months Ended March 31
                                                     --------------------------
                                                          2004             2003
                                                     ---------        ---------
BEGINNING CASH                                       $   5,912        $   3,427

OPERATING ACTIVITIES
    NET EARNINGS                                     $   5,107        $   4,231
    DEPRECIATION AND AMORTIZATION                        1,279            1,231
    DEFERRED INCOME TAXES                                  358              277
    CHANGES IN:
        ACCOUNTS RECEIVABLE                               (150)             183
        INVENTORIES                                       (119)            (221)
        ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES    213              423
        OTHER OPERATING ASSETS & LIABILITIES                23               73
    OTHER                                                  228              542
                                                     ---------        ---------
  TOTAL OPERATING ACTIVITIES                             6,939            6,739
                                                     ---------        ---------
INVESTING ACTIVITIES
    CAPITAL EXPENDITURES                                (1,331)            (967)
    PROCEEDS FROM ASSET SALES                              156              122
    ACQUISITIONS, NET OF CASH ACQUIRED                  (5,398)             (51)
    CHANGE IN INVESTMENT SECURITIES                        (94)             (93)
                                                     ---------        ---------
  TOTAL INVESTMENT ACTIVITIES                           (6,667)            (989)
                                                     ---------        ---------
FINANCING ACTIVITIES
    DIVIDENDS TO SHAREHOLDERS                           (1,865)          (1,690)
    CHANGE IN SHORT-TERM DEBT                            2,068           (1,386)
    ADDITIONS TO LONG TERM DEBT                          1,963            1,227
    REDUCTION OF LONG TERM DEBT                         (1,104)            (749)
    PROCEEDS FROM THE EXERCISE OF STOCK OPTIONS            437              170
    TREASURY PURCHASES                                  (2,327)          (1,235)
                                                     ---------        ---------
  TOTAL FINANCING ACTIVITIES                              (828)          (3,663)
                                                     ---------        ---------
EXCHANGE EFFECT ON CASH                                      9               (1)
                                                     ---------        ---------
CHANGE IN CASH AND CASH EQUIVALENTS                       (547)           2,086
                                                     ---------        ---------
ENDING CASH                                          $   5,365        $   5,513
                                                     =========        =========

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                              (Amounts in Millions)
                     Consolidated Balance Sheet Information

                                                 March 31, 2004   June 30, 2003
                                                 --------------   -------------
CASH AND CASH EQUIVALENTS                             $   5,365       $   5,912
INVESTMENTS SECURITIES                                      385             300
ACCOUNTS RECEIVABLE                                       4,093           3,038
TOTAL INVENTORIES                                         4,621           3,640
OTHER                                                     2,740           2,330
                                                 --------------   -------------
TOTAL CURRENT ASSETS                                     17,204          15,220

NET PROPERTY, PLANT AND EQUIPMENT                        14,070          13,104
NET GOODWILL AND OTHER INTANGIBLE ASSETS                 20,502          13,507
OTHER NON-CURRENT ASSETS                                  2,092           1,875
                                                 --------------   -------------
TOTAL ASSETS                                          $  53,868       $  43,706
                                                 ==============   =============

ACCOUNTS PAYABLE                                      $   3,048       $   2,795
ACCRUED AND OTHER LIABILITIES                             6,512           5,512
TAXES PAYABLE                                             2,398           1,879
DEBT DUE WITHIN ONE YEAR                                  5,065           2,172
                                                 --------------   -------------
TOTAL CURRENT LIABILITIES                                17,023          12,358

LONG-TERM DEBT                                           13,349          11,475
OTHER                                                     5,204           3,687
                                                 --------------   -------------
TOTAL LIABILITIES                                        35,576          27,520
                                                 --------------   -------------
                                                 --------------   -------------
TOTAL SHAREHOLDERS' EQUITY                               18,292          16,186
                                                 --------------   -------------
                                                 --------------   -------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY             $   53,868       $  43,706
                                                 ==============   =============

                                       THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                       (Amounts in Millions Except Per Share Amounts)
                                             Consolidated Earnings Information

                                                 --------------------------------------------------------------------------
                                                                     Three Months Ended March 31, 2004
                                                 --------------------------------------------------------------------------
                                                               % Change      Earnings     % Change                 % Change
                                                                 Versus        Before       Versus         Net       Versus
                                                  Net Sales    Year Ago  Income Taxes     Year Ago    Earnings     Year Ago
                                                 --------------------------------------------------------------------------
FABRIC AND HOME CARE                                $ 3,581         17%         $ 830          10%      $  548          10%
BEAUTY CARE                                           4,465         48%           910          33%         593          28%
BABY AND FAMILY CARE                                  2,707          9%           357           7%         219          10%
HEALTH CARE                                           1,719         20%           320          41%         215          46%
SNACKS AND BEVERAGES                                    800          6%            92           6%          55          10%
                                                 --------------------------------------------------------------------------
    TOTAL BUSINESS SEGMENT                           13,272         24%         2,509          20%       1,630          20%
CORPORATE                                              (243)        n/a          (303)         n/a        (102)         n/a
                                                 --------------------------------------------------------------------------
    TOTAL COMPANY                                    13,029         22%         2,206          19%       1,528          20%


                                                 --------------------------------------------------------------------------
                                                                       Nine Months Ended March 31, 2004
                                                 --------------------------------------------------------------------------
                                                               % Change      Earnings     % Change                 % Change
                                                                 Versus        Before       Versus         Net       Versus
                                                  Net Sales    Year Ago  Income Taxes     Year Ago    Earnings     Year Ago
                                                 --------------------------------------------------------------------------
FABRIC AND HOME CARE                               $ 10,381         12%       $ 2,505           8%      $1,680           8%
BEAUTY CARE                                          12,710         39%         2,870          29%       1,890          25%
BABY AND FAMILY CARE                                  7,987          8%         1,273           8%         795          11%
HEALTH CARE                                           5,355         22%         1,226          40%         824          38%
SNACKS AND BEVERAGES                                  2,627          7%           442          17%         286          14%
                                                 --------------------------------------------------------------------------
    TOTAL BUSINESS SEGMENT                           39,060         19%         8,316          19%       5,475          18%
CORPORATE                                              (615)        n/a          (946)         n/a        (368)         n/a
                                                 --------------------------------------------------------------------------
    TOTAL COMPANY                                    38,445         18%         7,370          19%       5,107          21%


                                              THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                                 JANUARY - MARCH NET SALES INFORMATION
                                                    (Percent Change vs. Year Ago)**

                                                     Volume
                                 --------------------------
                                         With       Without
                                 Acquisitions/ Acquisitions/                                             Total  Total Impact
                                 Divestitures  Divestitures          FX         Price    Mix/Other      Impact         Ex-FX
                                 -------------------------------------------------------------------------------------------
            FABRIC AND HOME CARE          12%           12%          5%           -1%           1%         17%           12%
                     BEAUTY CARE          41%           13%          6%           -1%           2%         48%           42%
            BABY AND FAMILY CARE           7%            7%          5%           -1%          -2%          9%            4%
                     HEALTH CARE          19%           18%          4%            0%          -3%         20%           16%
            SNACKS AND BEVERAGES           2%            2%          5%           -3%           2%          6%            1%
                   TOTAL COMPANY          20%           12%          5%           -1%          -2%         22%           17%



** These sales percentage changes are approximations based on quantitative formulas that are consistently applied.
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